Exhibit 10.9

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

STRATCAP WIRELESS DATACOM VENTURES, LLC

Dated as of December 8, 2022

(continued)

-ii-

(continued)

-iii-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement of StratCap Wireless Datacom Ventures, LLC, a Delaware limited liability company (the “Company”), is entered into as of December 8, 2022 (the “Effective Date”) by and between SWIF II Ventures I, LLC, a Delaware limited liability company (the “Operating Member”) DataCom, LP, a Cayman Islands exempted limited partnership (the “Investor Member”) and StratCap Digital Infrastructure Advisors II, LLC (the “Promote Member”), which has no rights under this Agreement other than to the Carried Interest under Section 6.01 of this Agreement.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on October 5, 2022 (the “Certificate of Formation”) for the purposes set forth in Section 2.05 of this Agreement; and

WHEREAS, in connection with the formation of the Company, SWIF II Operating Partnership, LP, a Delaware limited partnership and the sole member of the Operating Member (the “Operating Partnership”), (as sole Member of the Company) entered into the Limited Liability Company Agreement of the Company dated as of October 10, 2022 (the “Prior Company Agreement”) to set forth the manner in which the Company would be operated;

WHEREAS, immediately prior to the execution and delivery of this Agreement on the Effective Date, the sole Member of the Company was the Operating Partnership; and

WHEREAS, upon the execution and delivery of this Agreement, Investor Member, Operating Member and the Promote Member each have been admitted as a Member of the Company, and the Operating Partnership was replaced by the Operating Member as a Member of the Company, and the Members, as the sole Members of the Company, execute and deliver this Agreement in order to amend and restate in its entirety the Prior Company Agreement and to set forth the manner in which the Company shall be operated and managed, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree that the Prior Company Agreement is hereby amended and restated in its entirety and hereby further agree as follows:

ARTICLE I
Definitions

Section 1.01          Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Acquisition Fee” has the meaning set forth in Section 7.10(b).

“Additional Capital Contributions” has the meaning set forth in Section 3.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)            crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)            debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Advisor” means StratCap Digital Infrastructure Advisors II, LLC, a Delaware limited liability company that is the Operating Member REIT’s external advisor.

“Affiliate” means, with reference to a specified Person (provided, however, that in no event shall the Company or any Subsidiary of the Company be deemed an Affiliate of any Member or of any Affiliate of a Member):

(a)            a Person that, directly or indirectly, through one or more intermediaries, has Control of, is Controlled by or is under common Control with, the specified Person; or

(b)            any Person that is an officer, director, controlling shareholder, general partner, managing member or trustee of, or serves in a similar capacity with respect to, the specified Person or any Affiliate (under clause (a) of this definition) of the specified Person, or for which the specified Person is an officer, director, controlling shareholder, general partner, managing member or trustee, or serves in a similar capacity.

“Affiliate Loan Approval Standard” has the meaning set forth in Section 3.02(d).

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Asset Management Fee” has the meaning set forth in Section 7.10(b).

“Bad Action” means the events described in subsections (b), (c) and (h) of the definition of Event of Default.

“Bankruptcy Event” means, with respect to any Person:

(a)            such Person has, pursuant to or within the meaning of any Bankruptcy Law, (i) commenced a voluntary case, (ii) consented to the entry of any order for relief against it in an involuntary case, (iii) consented to the appointment of a custodian of it for all or substantially all of its assets or (iv) made a general assignment for the benefit of its creditors;

(b)            a court of competent jurisdiction has entered an order or decree with respect to such Person under any Bankruptcy Law that (i) is for relief against such Person in an involuntary case, (ii) appoints a custodian of such Person or for all or substantially all of such Person’s assets or (iii) orders the liquidation of such Person, and the order or decree remains unstayed and in effect for 60 consecutive days;

(c)            such Person becomes unable, admits in writing its inability, or fails generally to pay its debts as they become due; or

(d)            the winding-up, liquidation or dissolution of such Person.

“Bankruptcy Law” means any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law.

“BBA” means the Bipartisan Budget Act of 2015.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)            the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)            immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)            the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:

(i)             the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution or for the provision of services to or for the benefit of the Company;

(ii)            the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii)           the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Members unanimously determine that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d)            the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)            if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.07(a).

“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Business Opportunity” has the meaning set forth in Section 7.08(b).

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member (excluding any Investor Allocated Expense and Fee Contributions).

“Capital Contribution Account” means a memorandum account maintained for each Member equal to (i) the Capital Contributions made by such Member, reduced by the aggregate distributions to such Member pursuant to (1) Section 6.01(b) and (2) Section 6.01(b) by virtue of reference to Section 11.03(c).

“Carried Interest” has the meaning set forth in Section 6.01(c).

“Carry Tax Liability” means the tax liability of the Promote Member with respect to its allocable share of net income on account of its Carried Interest as reflected in the tax return(s) of the Company calculated at the maximum combined effective U.S. federal tax rate. As to any fiscal year for which the Company’s tax returns have not yet been filed, the Carry Tax Liability for the Promote Member will be computed based upon the Manager’s reasonable estimate of the Net Income for the fiscal year.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Closing Deadline” has the meaning set forth in Section 9.03(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any business property (real or personal) or estate acquired in exchange therefor or in connection therewith, including (as applicable) any membership or other interest in each Subsidiary.

“Company Expenses” means reasonable costs, fees and expenses of the Company and/or its Subsidiaries (including the DC REIT), including the Acquisition Fee, Asset Management Fee, Construction Management Fee, Leasing Commissions, Loan Coordination Fee, the Property Management Fee, the costs associated with the continuation of the Company and its Subsidiaries pursuant to this Agreement and qualifications to do business, insurance, accounting fees, tax compliance fees, attorneys’ fees, and the cost of other professional services rendered to the Company. The Company Expenses paid in the form of fees to the Investor Member shall be for services rendered by the Investor Member.

“Company FMV” means the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, the Company in an arm’s length transaction (including any cash or cash equivalents held by the Company, but net of any indebtedness), as a going concern as of the date of determination in an orderly sale transaction, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, and comparable transactions (a) taking into account the expected amount of distributions to be made to the Members prior to consummation of the sale of the applicable Membership Interest; (b) assuming that any Additional Capital Contributions theretofore required to be funded have been funded prior to the time of the valuation; and (c) without regard to (i) any compulsion to sell or the impact of an immediate sale, (ii) the presence or absence of a market or (iii) any discount or premium from differences in the Members’ proportionate Membership Interests, as determined in accordance with Section 9.06.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 12.03(a).

“Construction Management Fee” has the meaning set forth in Section 7.01(a).

“Contributing Member” has the meaning set forth in Section 3.02(b).

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Covered Persons” has the meaning set forth in Section 8.01.

“DataCom Sourced Financing” shall mean any Financing sourced by Investor Member.

“DC REIT” means StratCap Wireless Datacom REIT, LLC, a direct Subsidiary of the Company that has qualified or intends to qualify as a REIT and is organized as a Delaware limited liability company and has made an entity classification election to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date of its formation.

“DC REIT Fees and Expenses” shall mean all fees (including reasonable legal, accounting and tax fees), costs and expenses of DC REIT.

“Default Amount” has the meaning set forth in Section 3.02(b).

“Default Loan” has the meaning set forth in Section 3.02(b).

“Default Rate” has the meaning set forth in Section 3.02(b).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Designated Individual” has the meaning set forth in Section 10.04(a).

“Distribution Giveback” has the meaning set forth in Section 4.07(a).

“Dual Representative” has the meaning set forth in Section 12.03(e).

“Effective Date” has the meaning set forth in the preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Emergency Expense” means any emergency costs or expenses incurred on behalf of the Company or its Subsidiaries (i) in order to respond to unanticipated emergency situations that have caused or threaten material property damage, personal injury, or death, or which would reasonably be expected to result in material contract interruption or a right of a counterparty under a contract to terminate its lease, contract or other agreement or (ii) in order to prevent or mitigate a material economic loss to the Company Assets.

“Emergency Loan” has the meaning set forth in Section 3.07.

“Equity Securities” has the meaning set forth in Section 12.04.

“Event of Default” means, with respect to a Member, (a) a material breach of a Member or its Affiliates of (i) this Agreement that has not been cured within thirty (30) days after notice of such breach is given, or (ii) a financial covenant in a loan document of the Company or any of its Subsidiaries that remains uncured beyond the applicable cure period, if any; (b) fraud, willful misconduct or gross negligence in connection with the performance of a Member’s or the Manager’s duties hereunder; (c) the commission by a Member, the Manager or the Operating Member Principal of theft or misappropriation of funds and/or property or use of funds, other than as contemplated in the Budget; (d) violation of transfer restrictions under this Agreement; (e) the occurrence of a Bankruptcy Event of a Member; (f) failure to maintain the “domestically controlled” REIT status of DC REIT; (g) failure of the Operating Member to replace the Operating Member Principal with a permitted substitute within 120 business days of the occurrence of a Key Person Event; or (h) a Member, the Manager or any Operating Member Principal being indicted for a felony (other than a DUI).

“Exchange Act” has the meaning set forth in Section 12.04.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined jointly by the Operating Member and Investor Member.

“Financing” has the meaning set forth in Section 7.10(b).

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Forced Sale Notice” has the meaning set forth in Section 9.03(a).

“Forced Sale Purchase Price” has the meaning set forth in Section 9.03(b).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Capital Contribution” has the meaning set forth in Section 3.01.

“Initiating Member” has the meaning set forth in Section 9.04(b).

“Investor Member” has the meaning set forth in the preamble.

“Investor Allocated Expense and Fee Contributions” has the meaning set forth in Section 3.02(a).

“IRR” means, with respect to a Member, the annual discount rate that results in a net present value equal to zero when the discount rate is applied to (i) all Capital Contributions funded by the applicable Member and (ii) all distributions of available cash made by the Company to the applicable Member with respect to such Capital Contribution pursuant to Section 6.01 and Section 11.03(c). The IRR shall be determined by assuming all applicable Capital Contributions and distributions are made on the date on which they are actually made. The calculation of IRR shall be performed using the XIRR formula in Microsoft Excel.

“Key Person Event” has the meaning set forth in Section 7.13.

“Leasing Commissions” has the meaning set forth in Section 7.10(a).

“Liquidator” has the meaning set forth in Section 11.03(a).

“LLC Level Fees” has the meaning set forth in Section 7.10(b).

“Loan Coordination Fee” has the meaning set forth in Section 7.10(b).

“Manager” means, initially, the Operating Member, or such other Person as may be designated or become the Manager pursuant to the terms of this Agreement.

“Member” means (a) the Operating Member and Investor Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Monthly Meetings” has the meaning set forth in Section 4.06.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)             any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)            any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)            any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)             if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)             to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-Contributing Member” has the meaning set forth in Section 3.02(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.04.

“Operating Member” has the meaning set forth in the preamble.

“Operating Member Principal” means Jim Condon, or such other individual as may be designated in accordance with Section 7.13.

“Operating Member REIT” means Strategic Wireless Infrastructure Fund II, Inc., a Maryland corporation that qualifies and elected to be taxed as a REIT for U.S. federal income tax purposes.

“Operating Member REIT Board” means the board of directors of the Operating Member REIT.

“Operating Partnership” has the meaning set forth in the Recitals.

“Partnership Representative” has the meaning set forth in Section 10.04(a).

“Percentage Interest” of each Member at any time of determination means a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Capital Contributions made by such Member on or prior to such time and (b) the denominator of which is the aggregate Capital Contributions made by all Members on or prior to such time. Notwithstanding anything herein to the contrary, contributions of Investor Allocated Expense and Fees will not increase or decrease the Percentage Interest of any Member.

“Permitted Closing Conditions” has the meaning set forth in Section 9.03(a).

“Permitted Transfer” means a Transfer of Membership Interests carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Rate” means fifteen percent (15%) percent per annum.

“Preferred Return Account” means a memorandum account maintained for each Member equal to the difference between (i) a cumulative and compounded (annually) return at the Preferred Rate that accrues on the Capital Contribution Account of such Member that is outstanding from time to time (excluding any Investor Allocated Expense and Fee Contributions) and (ii) the aggregate distributions to such Member under Section 6.01(a) and any amount distributable pursuant to Section 6.01(a) by virtue of Section 11.03(c).

“Prior Company Agreement” has the meaning set forth in the Recitals.

“Promote Member” has the meaning set forth in the preamble.

“Property Level Fees” has the meaning set forth in Section 7.10(a).

“Property Manager” means Strategic Wireless Infrastructure Property Management Company, LLC, a Delaware limited liability company.

“Property Management Agreement” means that certain property management agreement to be entered into between the Company and the Property Manager.

“Property Management Fee” has the meaning set forth in Section 7.10(a).

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“REIT” means a “real estate investment trust” within the meaning of sections 856 through 860 of the Code.

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Member or any Affiliate of a Member or any officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or such Person’s Affiliates.

“Revised Partnership Audit Rules” has the meaning set forth in Section 10.04(c).

“ROFO Closing Deadline” has the meaning set forth in Section 9.03(f).

“ROFO Deposit Period” has the meaning set forth in Section 9.03(f).

“ROFO Market Period” has the meaning set forth in Section 9.03(e).

“ROFO Notice” has the meaning set forth in Section 9.03(d).

“ROFO Notice Period” has the meaning set forth in Section 9.03(d).

“ROFO Purchase Price” has the meaning set forth in Section 9.03(d).

“ROFO Rejection” has the meaning set forth in Section 9.03(d).

“ROFO Valuation” has the meaning set forth in Section 9.03(d).

“Sale” has the meaning set forth in Section 9.03(a).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Interest” has the meaning set forth in Section 9.05(f).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Advance” has the meaning set forth in Section 6.06.

“Tax Advance Loan” has the meaning set forth in Section 6.06.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interests owned by a Person, including by means of a disposition of equity interests in a Member or in a Person that directly or indirectly holds any equity interests in a Member. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Uncontrolled Expenses” means utility bills, taxes, insurance costs, including premiums, and lender required escrows and costs, as well as any other uncontrollable expenses consented to by the Investor Member and Operating Member, such consent to not be unreasonably withheld, delayed or conditioned, which are non-controllable and necessary expenses of the Company or any other Subsidiary of the Company.

“Valuation Firm” has the meaning set forth in Section 9.06(b).

Section 1.02        Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Organization

Section 2.01     Formation.  One or more Persons has acted as the organizer or organizers of the Company by preparing, executing and filing with the Delaware Secretary of State the Certificate of Formation pursuant to the Delaware Act, as such Certificate of Formation may have been or may be amended from time to time. The acts of such Persons are hereby authorized and ratified. The Manager or its attorney is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file any amendments and/or restatements of the Certificate of Formation and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by the Manager or its attorney of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

Section 2.02     Name. The name of the Company is “StratCap Wireless Datacom Ventures, LLC” or such other name or names as may be designated by unanimous consent of the Members.

Section 2.03     Principal Office. The principal office of the Company is located at 100 Field Point Road, Greenwich, CT 06830, or such other place as may from time to time be determined by the Manager. The Manager shall give prompt notice of any such change to each of the Members.

Section 2.04     Registered Office; Registered Agent.

(a)            The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)            The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05          Purpose; Powers.

(a)            The purpose of the Company shall be to conduct and engage in the following activities: (i) directly or indirectly (through DC REIT or other Subsidiaries of the Company) acquire, purchase, own, hold, manage, develop, operate, improve, renovate, rent, lease, fund, finance, encumber, sell, transfer, exchange, dispose of, invest in or otherwise deal with certain fiber and wireless real estate assets and any direct or indirect interest therein or any securities of any kind issued by any entity primarily engaged in such activities (the “Business”), (ii) to own, directly or indirectly, a limited liability company or other interest in, and act as a general or limited partner, member, manager or shareholder of each of the Subsidiaries of the Company and to exercise all of the powers, duties, rights and responsibilities associated therewith, and (iii) to do such other things and engage in such other activities as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Delaware Act. The Company is authorized and empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes and for the protection and benefit of the Company, including all acts and things permitted under the Delaware Act and this Agreement.

Section 2.06          Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is terminated, dissolved or liquidated in accordance with the provisions of this Agreement and the Delaware Act.

ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01          Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution (an “Initial Capital Contribution”) and is deemed to own Membership Interests in the amounts set forth opposite such Member’s name on Schedule A hereto. The Manager shall amend Schedule A hereto after each Capital Contribution is made, which shall include the name of each Member, the aggregate Capital Contributions made or deemed made by such Member and such Member’s Percentage Interest. Upon any change in the ownership of Membership Interests of a Member (whether upon the issuance, Transfer, cancellation, redemption, repurchase of Membership Interests or otherwise), the Manager shall amend and update Schedule A to reflect such changes, in each case without the approval or consent of any other Person. The Manager shall promptly provide a current copy of Schedule A to a Member upon request.

Section 3.02          Additional Capital Contributions.

(a)            In addition to the Initial Capital Contributions of the Members, the Members shall make additional Capital Contributions in the form and amounts, determined by the Operating Member and Investor Member from time to time at Monthly Meetings, to the extent reasonably necessary, to pay any operating, capital or other Company Expenses relating to the Business (such additional Capital Contributions, the “Additional Capital Contributions”); provided, the operating, capital or other Company Expenses shall first be deducted from cash that would otherwise have been allocated and distributed, but not yet paid to the Members and provided, further that any Additional Capital Contributions, other than Investor Allocated Expense and Fee Contributions, will be funded on a 51.0% (Operating Member)/49.0% (Investor Member) basis. Upon the Operating Member and Investor Member making such determination for Additional Capital Contributions, the Manager shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s share of such aggregate amount of Additional Capital Contributions based upon such Member’s Percentage Interest, and (iv) the date (which date shall not be less than ten (10) Business Days from the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members. Notwithstanding anything herein to the contrary, upon the Company incurring DC REIT Fees and Expenses, Property Level Fees and/or LLC Level Fees, the Manager shall deliver to the Investor Member a written notice of the Company’s need for an additional Capital Contribution from the Investor Member in the aggregate amount of DC REIT Fees and Expenses, Property Level Fees and LLC Level Fees incurred by the Company (“Investor Allocated Expense and Fee Contributions”),which notice shall specify in reasonable detail (x) the aggregate amount of such Investor Allocated Expense and Fee Contributions, including specifically the amount of the DC REIT Fees and Expenses, Property Level Fees and LLC Level Fees and (y) the date (which date shall not be less than ten (10) Business Days from the date that such notice is given) on which such Investor Allocated Expense and Fee Contributions shall be required to be made by the Investor Member.

(b)            If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.02(a), then such Member shall be deemed to be a “Non-Contributing Member”. The non-defaulting Member (the “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”), provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. Such Default Loan shall be treated as (i) a non-recourse demand loan (except to the extent of the Non-Contributing Member’s Membership Interest), followed by (ii) an Additional Capital Contribution by such Non-Contributing Member to the Company. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (A) 9% per annum or (B) the maximum rate permitted at law (the “Default Rate”). Each Default Loan shall have a one-time 1% origination fee. Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Member under ARTICLE VI or ARTICLE XII, as more fully provided for in Section 3.02(c).

(c)            Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to ARTICLE VI shall not be paid to the Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member (i) first, to unpaid origination fees on all Default Loans (in the order of their original maturity date), (ii) second, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (iii) third, to the principal amount of such Default Loans (in the order of their original maturity date), and (iv) fourth, to any Additional Capital Contribution of such Non-Contributing Member that has not been paid and is not deemed to have been paid.

(d)            If the Operating Member is the Non-Contributing Member, the Operating Member shall notify the Investor Member of its inability to fund an Additional Capital Contribution and the Investor Member shall have the right, exercisable in its sole discretion by delivering written notice to the Operating Member within ten (10) Business Days of such notice, to offer financing to the Operating Member at arm’s-length terms, the acceptance of which is subject to the approval of the Operating Member REIT Board, which must determine that the financing terms are fair, competitive, and commercially reasonable and on no less favorable to the Operating Member REIT than loans between unaffiliated parties under the same circumstances (the “Affiliate Loan Approval Standard”). The Operating Member agrees that if the Operating Member REIT Board determines that the Investor Member’s proposed financing terms meet the Affiliate Loan Approval Standard, it will not seek outside funding sources for the Default Amount.

(e)            Except as set forth in this Section 3.02, neither Member shall be required to make Additional Capital Contributions or make loans to the Company.

Section 3.03          Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)            Each Member’s Capital Account shall be increased by the amount of: (i) such Member’s Capital Contributions, including such Member’s Initial Capital Contribution and any Additional Capital Contributions; (ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and (iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)            Each Member’s Capital Account shall be decreased by: (i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 11.03(c); (ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04          Succession Upon Transfer. In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI and ARTICLE XI in respect of such Membership Interests.

Section 3.05          Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06          No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07          Emergency Loans from Members. If, in the sole but good faith discretion of the Manager, the Company requires additional funds to fund an Emergency Expense, the Manager shall promptly notify the Investor Member, and the Investor Member may, but shall not be obligated to, make an interim, short-term loan to the Company (an “Emergency Loan”) for the purpose of meeting such Company cash needs. Each Emergency Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof at the lesser of (A) 9% per annum or (B) the Default Rate from time to time remaining from the date advanced until repaid with Additional Capital Contributions (the Members hereby agreeing that the proceeds of such capital call relating to Additional Capital Contributions shall first be used to repay all interest on, and then the principal of, the applicable Emergency Loan) before any distributions are made to any Member, provided, if the Investor Member does not elect to make the Emergency Loan within three (3) business days of being notified by the Manager of the need for the Emergency Loan, the Operating Member may elect to make the Emergency Loan. Each Emergency Loan shall have a one-time 1% origination fee. Emergency Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08          Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Manager may authorize such modifications.

Section 3.09          No Appraisal Rights. Except as may otherwise be determined by the Board, no Member shall have any appraisal rights under the Delaware Act in connection with any action taken by the Company.

Section 3.10          Bankruptcy of a Member. The occurrence of a Bankruptcy Event, death, dissolution, liquidation, termination or adjudication of incompetency of any Member shall not cause a dissolution of the Company and the rights of such Member to receive distributions of available cash of the Company shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. However, in no event shall any such successor or assign be admitted as a Member or succeed to any right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member.

ARTICLE IV
Members

Section 4.01          Admission of New Members.

(a)            New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 7.02, and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of ARTICLE IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b)            In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written acceptance and adoption of all the terms and provisions of this Agreement. Upon the amendment of Schedule A of the Agreement by the Manager and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Manager shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

Section 4.02          No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, including Section 4.07, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member. The Company shall indemnify, defend and hold harmless each Member from and against all third-party claims, demands, liabilities and expenses (including reasonable attorneys’ fees and any amounts expended in the settlement of any such third-party claim, demand, liability or expense) to the maximum extent permitted under the Delaware Act, except those resulting from such Member’s or its Affiliates’ willful misconduct, gross negligence, fraud or intentional breach of the terms of this Agreement.

Section 4.03          No Withdrawal. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member.

Section 4.04          No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05          Certification of Membership Interests.  The Company shall not issue certificates representing the Membership Interests unless directed to do so by the Manager.

Section 4.06          Monthly Meetings. The Members shall hold monthly meetings (the “Monthly Meetings”), during which (a) the Operating Member will present the investment pipeline (including proposed acquisition and development assets and the projected gross and net operating assets and expenses for such assets) and provide financial status updates, including, without limitation, updates regarding forecasted changes to the Budget and leases, which shall include any updates to capital and operating expenses, cash flow projections and profit loss projections for the Company and the Business, proposed financing arrangements and capital requirements of the Company, and the Members will review and discuss the same. The Members will also review in Monthly Meetings any initiation and/or settlement of legal claims of the Company that exceed $100,000 and (b) the Investor Member shall present reasonable expectations of its capital raise and capital available to the Company for the following six-month period, provided the Investor Member will not be bound by any of its projections of the amount of capital that will be available to the Company.

Section 4.07          Distribution Giveback.

(a)            General. Subject to the provisions set forth in Section 4.07(b), the Manager may require a Member (or a former Member) to return distributions made to such Member (or former Member) (a “Distribution Giveback”) for the purpose of meeting such Member’s share of any indemnification obligations under Section 8.02, or for rectifying errors in distributions or as required by Applicable Law; provided that, with respect to each distribution, the Distribution Giveback obligation period will expire twenty (20) Business Days after such distribution.

(b)            Treatment of Distribution Givebacks. Any Distribution Giveback shall be made within ten (10) Business Days after demand from the Manager on a pro rata basis and in reverse order of priority of which the distributions were made in accordance with Section 6.01. Further, the aggregate amount of Distribution Givebacks required from any Member shall not exceed an amount equal to 20% of such Member’s aggregate Capital Contributions. A Distribution Giveback from any Member shall be treated as a contribution of capital to the Company (but not as a Capital Contribution by such Member for purposes hereof) and shall be treated as if the amount of such Distribution Giveback had not previously been distributed to such Member.

(c)            Survival. The obligation of a Member to return distributions pursuant to this Section 4.07 shall survive the termination of the Company and this Agreement.

ARTICLE V
Allocations

Section 5.01          Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members in a manner such that the Capital Account of each such Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member if the Company sold all of its assets for cash equal to their Book Value, paid all Company liabilities (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and distributed the remaining net cash to the Members in accordance with the priority set forth in Section 6.01 less such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 5.02          Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)            If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)            Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)            Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d)            In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)            The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03          Tax Allocations.

(a)            Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method without any curative allocations of income, gain, loss or deduction pursuant to Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)            If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)            Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)            Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04          Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI
Distributions

Section 6.01          Distributions. Subject to the provisions of Sections 6.02, 6.03, 6.04 6.05, and 6.06 the Company shall distribute available cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service and operating expenses, at the times and in amounts determined by the Manager in the following order and priority. For purposes of this Section 6.01, references to “Members” below shall not include the Promote Member.

(a)            First, 100% to the Members in proportion to their Preferred Return Account balances until their Preferred Return Account balances are reduced to zero;

(b)            Second, 100% to the Members in proportion to their Capital Contribution Account balances until their Capital Contribution Account balances are reduced to zero; and

(c)            Third, (i) 51% to the Operating Member, (ii) 39.2% to the Investor Member and (iii) 9.8% to the Promote Member (the “Carried Interest”).

Section 6.02          Limitation on Distributions.

(a)            If a Member has (i) an unpaid Additional Capital Contribution that is overdue and/or (ii) an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member pursuant to Section 6.01 (up to the amount of such Additional Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of such Member pursuant to Section 3.02(c).

(b)            Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt-financing agreements.

Section 6.03          Dissolution. Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with Section 11.03(c).

Section 6.04          Withholding. The Members hereby agree that the Company will be entitled to deduct and withhold from any distributions and any fees payable to a Member or other payee pursuant to this Agreement such amounts as the Company may be required to deduct and withhold with respect to the making of such payment under any law, provided, however, the Company, in advance of making the distribution net of withholding, shall notify the Members subject to such withholding requirement and the Members shall have a reasonable opportunity to provide such forms or other evidence that would exempt such amounts from withholding. Notwithstanding anything to the contrary, if there is a reasonable disagreement between the Members and/or the Company as to whether such withholding requirement exists, the Members and the Company agree the Company will not make any payments to any governmental authorities until it has first consulted with PricewaterhouseCoopers (PwC) Israel with expertise in United States and Israeli tax matters as to whether such withholding shall be required, and the Company will defer to the determination of the tax group at PricewaterhouseCoopers (PwC) Israel as to whether such withholding and payment shall be required, provided, if PricewaterhouseCoopers (PwC) Israel has not rendered a determination, in writing to the Company, within thirty (30) days of being engaged by the Company, the Company may make any tax withholding and/or payments as the Manager deems to be required. To the extent that such amounts are so withheld and paid over to the appropriate authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution, or allocation to any Member shall be treated as amounts distributed to the applicable Member pursuant to Section 6.01 for all purposes under the Agreement. If any such amounts are withheld, the Manager is authorized on behalf of the Company to pay over to any federal, state, local or foreign government any amounts required to be so withheld and paid over by the Company pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate such amounts to the Member with respect to which such amount was withheld. The Manager shall not cause the Company to withhold and pay over any amounts from distributions or other payments (including fees) to any Member except as required by applicable law or regulation. If the Company is required, subject to the provisions of this Section 6.04, to withhold and pay over to any federal, state, local or foreign government amounts on behalf of a Member which exceed the amounts then remaining to be distributed to such Member, the Manger shall provide the Member with written notice of such shortfall and, to the extent that the Member does not reimburse the Company for such excess amounts within twelve (12) Business Days of receiving such notice, the unreimbursed portion of such payment by the Company shall constitute a loan to such Member that is repayable by the Member on demand of the Manager on behalf of the Company, together with interest at a rate of nine percent (9%) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month, compounding monthly. Any such loan shall be repaid to the Company, in whole or in part, as determined by the Manager in its sole discretion, either (i) out of any distributions from the Company which the Member is (or becomes) entitled to receive, or (ii) by the Member in cash. Each Member hereby agrees to defend, indemnify and hold harmless each other Member and the Company from, and to pay in full when due, all amounts to be withheld and/or to be paid to any taxing authority in connection with any payment, distribution or allocation made or to be made to such Member by reason of its interest in the Company. A Member’s obligation to so indemnify shall survive the liquidation and dissolution of the Company and/or the Member’s withdrawal from the Company or assignment of its Membership Interest, and the Company and each other Member may pursue and enforce all rights and remedies they may have against each such Member under this Section 6.04.

Section 6.05          Distributions in Kind.

(a)            The Manager is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.

(b)            Any distribution of securities shall be subject to such conditions and restrictions as the Manager determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Manager may require that the Members execute and deliver such documents as the Manager may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Section 6.06          Tax Advances. Prior to any Distribution under Section 6.01, except as prohibited by the Delaware Act, in the event that the Manager determines at any time, in its sole discretion, to advance funds to the Promote Member to pay its Carry Tax Liability, the Company will notify the Investor Member, and, to the extent the Company does not have available cash, the Investor Member shall loan such funds to the Company (a “Tax Advance Loan”) that the Company will advance to the Promote Member (a “Tax Advance”). The amount of such Tax Advance Loan shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company. Each Tax Advance Loan shall accrue interest at a rate that equal to the Applicable Federal Rate as then in effective as set by the U.S. Internal Revenue Service, secured as set forth below, and otherwise be in a reasonable market form. The amount of any such Tax Advance Loan shall be repayable out of, any prior to, any Distributions that otherwise would be payable to the Promote Member pursuant to Section 6.01. Any Tax Advance Loan shall be secured by the Distributions of Carried Interest authorized and distributable to the Promote Member. No Member shall be entitled to any increased share of the profits of, or in distributions made by, the Company on account of any Tax Advance Loans that are made. Each such Tax Advance shall be limited to the amount by which the Promote Member’s Carry Tax Liability since inception of the Company exceeds the aggregate Distributions of Carried Interest to the Promote Member since inception of the Company. All such Tax Advances shall be treated as an advance from the Company, which shall be paid and satisfied in full from future distributions payable to the Promote Member with respect to the Distributions of Carried Interest (other than a further Tax Advance) or, if such distributions are not sufficient to satisfy such advance, then repaid by the Promote Member prior to final distributions payable to the other Members.

ARTICLE VII
Management

Section 7.01          Management of the Company.

(a)            The business and affairs of the Company shall be managed by the Manager, subject to the provisions of Section 7.02. The Manager will take all actions as it deems necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.05. For the avoidance of doubt, subject to the provisions of Section 7.02, Member approval is not required for matters contained in the Budget or approved by the Operating Member and Investor Member in a Monthly Meeting. The actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Manager.

(b)            The Manager and the Operating Member Principal shall devote such time to the Company and its business and affairs as shall be necessary to conduct the business and affairs of the Company in an efficient manner and to carry out the Manager’s responsibilities as set forth herein. The Manager shall perform all of its obligations under this Agreement with reasonable diligence and in a prompt and businesslike manner, exercising such care and skill as a prudent investor with sophistication and experience in acquiring, owning, operating and managing property and projects like the Company Assets would exercise in dealing with its own assets. The Manager shall discharge its duties with respect to the Company and each of its Subsidiaries and the Company Assets in accordance with Applicable Law. Notwithstanding anything herein to the contrary, the Members each acknowledge and agree that the Operating Member REIT’s stockholders are owed certain fiduciaries duties that cannot be waived, and any actions or activities of the Manager and Members pursuant to this Agreement shall be subject to the Operating Member’s and its Affiliates’ and the Advisor’s and its Affiliates’ ability to discharge such duties.

Section 7.02          Actions Requiring Approval of Members. Notwithstanding anything contained in this Agreement to the contrary, on and after the Effective Date, without the unanimous written approval of all Members, the Company and the Manager shall not, and shall not enter into any commitment to:

(a)            Approve the Budget and any material changes thereto;

(b)            Make any material change to the nature of the Business conducted by the Company or any of its Subsidiaries or enter into any business other than the Business;

(c)            Issue additional Membership Interests or admit additional Members to the Company;

(d)            Convert the Company or any of its Subsidiaries to any other form of entity;

(e)            Amend, modify or waive the Certificate of Formation or this Agreement; provided that the Manager may, without the consent of the other Member, amend Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement;

(f)             Enter into or effect any transaction or series of related transactions involving the purchase, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition or development of assets) by the Company or any of its Subsidiaries of any assets and/or equity interests of any Person;

(g)            Enter into or effect any transaction or series of related transactions involving the sale, license, transfer, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company or any of its Subsidiaries of any assets;

(h)            Make any investments in any other Person (other than a Subsidiary of the Company) in excess of $100,000;

(i)             Marketing a Company Asset for sale;

(j)             Dissolve, wind-up or liquidate the Company or any of its Subsidiaries or initiate a bankruptcy proceeding involving the Company or any of its Subsidiaries;

(k)            Incur, modify, refinance or terminate any indebtedness (including any line of credit or letter of credit), whether secured or unsecured, pledge or grant liens on any assets or guarantee, indemnify, assume, endorse or otherwise become responsible for the obligations of any other Person, except to the extent approved or authorized in the Budget;

(l)             Enter into, amend or terminate any construction contracts with fees and expenses that exceed the greater of (x) 30% or (y) $100,000 of the estimate provided in a Monthly Meeting;

(m)           Approve plans and specifications for the future development projects;

(n)            Approve or incur major expenditures not made in accordance with the Budget, other than the ordinary management of fiber and wireless assets;

(o)            Cause, authorize or arrange any voluntary bankruptcy action by the Company, or make any election to permit any involuntary bankruptcy action with respect to the Company to proceed uncontested;

(p)            Approve or enter into any merger, consolidation, sale of all or substantially all of the assets of, or conversion or division involving, the Company or any of its Subsidiaries, or participating in any joint venture or similar business arrangement;

(q)            Change the Fiscal Year of the Company;

(r)             Except as otherwise expressly permitted pursuant to the terms of this Agreement, sell or issue any equity interest(s) in the Company or any of its Subsidiaries, or create any new class of equity interest in the Company or any of its Subsidiaries or amend the terms of any class of equity interest in the Company or any of its Subsidiaries;

(s)            Make any loan, advance or capital contribution in any Person, except to the extent approved or authorized in the Budget, agreed to in a Monthly Meeting or incurred as part of the ordinary course of business;

(t)             Enter into, amend, waive or terminate any Related Party Agreement; and

(u)            Make distributions to the Members (except as may be required for any Company Subsidiary and/or Operating Member REIT to qualify as a REIT for U.S. federal income tax purposes or pursuant to such Company Subsidiary and/or Operating Member REIT’s private placement memorandum or prospectus, each as amended and/or supplemented, as applicable).

(v)            Establish a Subsidiary;

(w)           Appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP); or

(x)            Initiate or consummate an initial public offering or make a public offering and sale of the Membership Interests or any other securities.

Section 7.03          Delegation of Duties. The Manager may delegate to one or more Affiliates of the Manager the performance of some or all of the activities and services that are the Manager’s duty and responsibility.

Section 7.04          Officers. The Manager may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Manager may delegate to such Officers such power and authority as the Manager deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until a successor is designated by the Manager or until the Officer’s earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Manager. Any Officer may be removed by the Manager with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Manager.

Section 7.05          Action Without Meeting. Any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. A record shall be maintained by the Manager of each such action taken by written consent of a Member or Members.

Section 7.06          Informational Rights. In addition to the information required to be provided pursuant to ARTICLE X, the Manager shall keep the other Members reasonably informed on a timely basis of any material fact, information, litigation, employee relations or other matter that could reasonably be expected to have a material impact on the operations or financial position of the Company, including, but not limited to, any modification of any loan or other financing to the Company. The Manager shall provide all material information relating to the Company or the management or operation of the Company as any Member may reasonably request from time to time.

Section 7.07          Budget.

(a)            The Manager shall operate the Company in accordance with an annual budget of the Company (as it may be updated or replaced in accordance with this Section 7.07, the “Budget”) subject to the terms of Section 7.07(b) and the variances contemplated by Section 7.07(b).

(b)            The Budget shall include detailed capital and operating expense budgets and cash flow projections. The Manager shall not, without the approval of the Operating Member and the Investor Member, such approval to not be unreasonably withheld, delayed or conditioned, cause or permit the Company to incur any capital or operating expense (except Uncontrolled Expenses) that would, individually or in the aggregate, cause (i) total expenditures relating to any line item to be greater than 110% of the expenses approved in such line item of the approved Budget, or (ii) total expenditures to be greater than 105% of the aggregate expenses in the approved Budget. Notwithstanding anything to the contrary, the Budget will automatically adjust proportionately upwards or downwards based on the proforma expenses, as applicable, presented and approved during the Monthly Meetings for newly acquired or developed assets, or based on the portion of the approved Budget applicable to an asset sold by the Company, provided, if the expenses for any newly acquired or developed asset exceeds the proforma expenses presented and approved during the Monthly Meetings by an amount greater than 105%, the Manager must seek the approval of the Operating Member and Investor Member, such approval to not be unreasonably withheld, delayed or conditioned. The Budget as adjusted by newly acquired or developed assets or assets that have been sold, will be deemed to be the new Budget for the Fiscal Year during which the assets were acquired, developed or sold for the purpose of submitting a new Budget for the upcoming Fiscal Year as described in Section 7.07(c) below.

(c)            In a Monthly Meeting to be held not less than forty-five (45) days prior to the beginning of each Fiscal Year, the Operating Member shall prepare and submit to the Members any revisions to the Budget for such upcoming Fiscal Year. The proposed Budget and any revisions thereto shall be prepared by the Manager reasonably and in good faith, based upon the Company’s current investment pipeline and assets under management. The first Budget will be prepared and submitted by the Manager to the Members in a Monthly Meeting to be held within thirty (30) days following the date of this Agreement.

(d)            Not later than the next Monthly Meeting following its receipt of the proposed Budget, the Members must, at such Monthly Meeting or by written notice to the Manager, either approve or disapprove the proposed Budget, such approval to not be unreasonably withheld, delayed or conditioned. If a Member disapproves of the proposed Budget, then the Members shall use good faith efforts to agree on a revised Budget. If, for a period of ninety (90) days following the Members receipt of a proposed Budget (or such longer period as may be agreed to by the Members), the Members have not, after negotiating in good faith, reached an agreement on the proposed Budget (or material updates thereto), the Budget then in effect will automatically adjust upwards based on any increase in the Consumer Price Index – All Items – All Urban Consumers – U.S. City Average (1982-84=100), as published by the Bureau of Labor Statistics of the United States Department of Labor. The Manager shall continue to operate the Company in accordance with the existing Budget (as adjusted by the previous sentence) until a revised Budget is approved by both Members.

Section 7.08          Other Activities; Business Opportunities.

(a)            Nothing contained in this Agreement shall prevent any Member, including the Manager, or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. Except as otherwise provided in Section 7.08(b), none of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

(b)            Notwithstanding Section 7.08(a), and in the instance of the Operating Member or any of its controlled Affiliates, after the Operating Member’s good faith application of the Advisor’s acquisition allocation policy, a copy of which is attached as Schedule B hereto, if a Member or any controlled Affiliate of a Member is offered or discovers a business opportunity of the type and character that is within the scope of the Business (a “Business Opportunity”), such Member or Affiliate shall, prior to pursuing such Business Opportunity, offer to the Company the right to pursue such Business Opportunity for the benefit of the Company, regardless of whether such Member or Affiliate believes the Company would be able (financially or otherwise) or willing to pursue such Business Opportunity. If the Company, by unanimous consent of the Operating Member and Investor Member, determines not to pursue such Business Opportunity after its presentation to the Company at a Monthly Meeting, the presenting Member or its Affiliate shall be free to pursue such Business Opportunity as such Member or Affiliate shall determine in its sole discretion. The Operating Member will provide reasonable assurances to Investor Member as to the allocation of Business Opportunities.

Section 7.09          Compensation and Reimbursement of Manager. The Manager shall not be compensated for its services as the Manager, but the Company shall reimburse the Manager for all ordinary, necessary and direct expenses incurred by the Manager on behalf of the Company in carrying out the Company’s business activities. All reimbursements for expenses shall be reasonable in amount, shall be allocated in accordance with each Member’s Percentage Interest or as otherwise set forth in this Agreement and shall not exceed amounts set forth in the Budget in the aggregate for any Fiscal Year, unless any excess amounts are approved by the Investor Member and Operating Member.

Section 7.10          Affiliate Agreements and Fees.

(a)            The Members hereby agree that the Company shall enter into the Property Management Agreement with the Property Manager, pursuant to which the Company shall pay the following fees to the Property Manager, subject to the terms and conditions of the Property Management Agreement, which shall be allocated solely to the Investor Member (or their applicable Affiliates): (1) 49.0% of 1.5% of the gross revenue of the Company’s ownership interest in each asset managed, as calculated and as payable in accordance with the terms and conditions of the Property Management Agreement (the “Property Management Fee”), (2) 49.0% of a separate fee in connection with leasing assets to new tenants or renewals or expansions of existing contracts with existing tenants in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar assets (“Leasing Commissions”) in accordance with the terms and conditions of the Property Management Agreement; and (3) for acting as general contractor and/or construction manager to supervise or coordinate projects or to provide major repairs or rehabilitation on assets, up to 49.0% of 5.0% of the cost of the projects, repairs and/or rehabilitation, as applicable, that are attributable to the Company (the “Construction Management Fee” and collectively with the Property Management Fee and the Leasing Commissions, the “Property Level Fees”). The Manager agrees that the Property Management Fees, Leasing Commissions or Construction Management Fees that the Company shall be obligated to pay (and the corresponding agreements to be entered into with the Company) will not exceed the amount of the Property Level Fees.

(b)            The Members hereby agree that the Company pay the following fees, which shall be allocated solely to the Investor Member (or their applicable Affiliates), which shall be paid to the Investor Member and the Operating Member (or their, or their external advisor’s, applicable Affiliates) as set follows: (1) an acquisition fee equal to 49.0% of 1.50% of the contract purchase price of each asset that is acquired by the Company (the “Acquisition Fee”), of which 49% shall be payable to Investor Member and 51% shall be payable to the Operating Member, (2) an asset management fee calculated on a monthly basis in an amount equal to 49.0% of 1/12th of 1.0% of aggregate asset value of the assets allocable to the Company, which is payable monthly in arrears (the “Asset Management Fee”), of which 35% shall be payable to Investor Member and 65% shall be payable to Operating Member, and (3) a loan coordination fee equal to 49.0% of 0.5% of the amount of new debt financed, debt that is re-financed or debt that is assumed in connection with the acquisition, development, construction, improvement or origination of an asset, including a real estate-related asset (collectively, a “Financing”), or which amount shall be paid (x) if not a DataCom Sourced Financing, 100% to Operating Member, or (y) if a DataCom Sourced Financing, 50% to the Operating Member and 50% to the Investor Member (the “Loan Coordination Fee” and collectively with the Acquisition Fee and the Asset Management Fee, the “LLC Level Fees”). Notwithstanding anything herein to the contrary, the portion of all such fees set forth herein to be paid to the Investor Member is being paid as compensation for work performed by the Investor Member solely on behalf of Israeli investors and is not being paid to the Investor Member for work performed in connection with assets located in the United States.

The Company or one or more of its Subsidiaries, as applicable, will bear all third-party out-of-pocket expenses related to its own taxes, fees of accountants and counsel, insurance, and litigation expenses in accordance with the Budget. The Company will bear any third-party expenses associated with the preparation and distribution of reports to Members, in accordance with the Budget. In addition, the Company shall reimburse the Operating Member or its Affiliates for any direct, out-of-pocket costs incurred by the Operating Member or an Affiliate thereof if such costs would constitute Company Expenses (to the extent that such expenses were contemplated under the Budget) if incurred directly by the Company; provided, however, the Operating Member and its Affiliates will not receive reimbursements with respect to acquisition services, asset management and any other services for which the Operating Member or its Affiliate receives separate fees from the Company.

Section 7.11          Resignation of Manager. The Operating Member may not voluntarily resign as the Manager, unless otherwise consented to by the Investor Member in its sole discretion. Upon such resignation, the Investor Member shall either assume the role of Manager or appoint a replacement Manager to manage the operations of the Company. The resignation of the Manager shall not affect its rights as a Member and shall not constitute a withdrawal of a Member.

Section 7.12          Non-Recourse Carve-Out Guaranties. The Operating Member hereby covenants and agrees that, so long as Operating Member or its Affiliate is serving as the Manager, in the event that any non-recourse carve-out guaranties or environmental guaranties are reasonably required by any lender (including Investor Member or any of its Affiliates) to the Company or any of its Subsidiaries (whether in connection with acquisition indebtedness or any refinancing thereof), then Operating Member (a) shall cause the Company to provide such guaranty to the applicable lender, or (b) if reasonably requested by such lender, either provide such guaranty to the applicable lender, or cause an Affiliate acceptable to such lender to provide such guaranty to the applicable lender; provided that such guaranty is on commercially reasonable and market terms. For the avoidance of doubt, neither Operating Member, nor any Affiliate of Operating Member, will be paid any fee in exchange for any guaranty provided for the benefit of the Company or any of its Subsidiaries.

Section 7.13          Key Person Event. The Operating Member shall immediately notify Investor Member of the occurrence of the death, permanent incapacity or cessation of employment on a substantially full time basis by Operating Member or its Affiliate of the Operating Member Principal (such basis of employment to be sufficient to allow the Operating Member Principal to discharge satisfactorily his or her duties and responsibilities in respect of the Company) (each, a “Key Person Event”), in which case the Operating Member will then have 120 Business Days to replace the Operating Member Principal with a substitute. Any substitute Operating Member Principal shall have relevant industry experience and shall be reasonably acceptable to the Investor Member.

Section 7.14          REIT Compliance.

(a)            Notwithstanding anything to the contrary in this Agreement, without the prior consent of the Investor Member, neither the Operating Member REIT nor the Operating Member shall allow the Company or DC REIT (to the extent applicable) to:

(i)             acquire any stock or securities of another issuer, provided, however, that the Company may acquire assets described in Section 856(c)(4)(A) or Section 856(4)(B)(ii) of the Code subject to any applicable limitations in such Section or the Treasury Regulations thereunder;

(ii)            enter into any lease or permit any sublease that provides for rent based upon any Person’s income or profits (as determined for purposes of Section 856(d)(2)(A) of the Code), excluding for this purpose a lease or sublease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any Person;

(iii)           enter into any lease that provides for the rental to others of personal property, except a lease that provides for the rental of both personal property and real property and in which the personal property accounts for less than fifteen percent (15%) of the total rent attributable to the property subject to such lease (as determined pursuant to Section 856(d)(1) of the Code);

(iv)           acquire or hold debt unless (x) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any Person, and (y) the debt is secured by mortgages on real property or on interests in real property that have a value at least equal to the amount of such debt and any other debt that is senior to or pari passu with the debt acquired or held by the Company;

(v)            engage in any sale or exchange of property that could result in the imposition of a prohibited transactions tax on DC REIT pursuant to Section 857 of the Code in the reasonable opinion of the Company’s lawyers;

(vi)           permit any issuance by or Transfer of stock or other equity ownership interest in the Operating Member REIT, the Operating Partnership, the Operating Member, the Company, or DC REIT such that DC REIT would no longer satisfy the definition of a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code if such Transfer were to occur;

(vii)          make an election or take any action that would cause the Company to be treated as an entity (including a publicly traded partnership as defined in Section 7704 of the Code) that is not classified as a partnership for federal income tax purposes;

(viii)         enter into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any real property held directly or indirectly by the Company other than (x) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which such real property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (B) a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) owned directly or indirectly by DC REIT that has jointly elected with DC REIT to be a “taxable REIT subsidiary” within the meaning of Section 856 of the Code who is adequately compensated for such services or (y) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the tenants at the Company Assets);

(ix)            enter into any agreement or other arrangements that, in the aggregate, would result in either (x) more than five percent (5%) of the annual gross income received or accrued by the Company from all sources for each calendar year failing to qualify as under Section 856(c)(2) of the Code, or (y) more than twenty-five percent (25%) of the annual gross income received or accrued by the Company from all sources for each calendar year failing to qualify as under Section 856(c)(3) of the Code; or

(x)            hold cash of the Company available for operations or distribution in any manner other than a traditional bank checking account or money market account.

(b)            While the Manager shall not be required independently to determine whether any transaction or arrangement not otherwise expressly prohibited under a provision in this Section 7.14 would adversely affect the ability of DC REIT to qualify as a REIT or would result in the imposition of any taxes or penalties under Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, if the Manager has actual knowledge, or is otherwise informed by any Affiliate of the Investor Member in the exercise of such Investor Member Affiliate’s reasonable judgment (and after advice of tax advisors or legal counsel), that a transaction or arrangement reasonably could have an adverse effect on DC REIT’s ability to so qualify or could result in the imposition of any taxes or penalties under Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, the Manager shall take such actions (or refrain from taking such actions) as are reasonably required by the Investor Member to protect DC REIT’s status as a REIT; provided, however, that the terms of this Section 7.14 are in addition to, and shall not limit or create an exception to, any of the specific restrictions on the authority of the Manager set forth elsewhere in this Agreement.

(c)            So long as the Investor Member holds a direct or indirect ownership interest in the Company, unless written consent to a particular action, or waiver to this provision, in writing, is received from the Investor Member, the Company shall not own or acquire any securities, including debt securities, of any issuer unless the Investor Member, after reasonable diligence, has determined that such ownership or acquisition would not jeopardize DC REIT’s status as a REIT.

(d)            So long as the Investor Member holds a direct or indirect ownership interest in the Company, upon request of the Investor Member, the Company shall make available to the Investor Member and its counsel such documents and/or other information regarding the Company’s structure, assets, and operations as are reasonably necessary for the Investor Member and its counsel to conduct due diligence with respect to DC REIT’s qualification as a REIT, including without limitation the completion by the Manager of such reasonable questionnaires as the Members may periodically request.

(e)            The Members acknowledge that the Operator Member is indirectly owned by the Operating Member REIT, which is taxed as a REIT and that the assets and income of the Company will affect the Operating Member REIT’s qualification to be taxed as a REIT. For so long as the Operator Member or an Affiliate thereof is a Member, the Manager shall operate the Company so as to avoid (i) generating gross income that would not be qualifying income for purposes of Sections 856(c)(2) and 856(c)(3) of the Code (other than interest income on reserves), (ii) generating gains from “prohibited transactions” within the meaning of Section 857(b)(6) of the Code, (iii) acquiring assets that would not be qualifying assets for purposes of Section 856(c)(4)(A) of the Code, or (iv) would otherwise cause the Operating Member REIT to fail to qualify as a REIT under the Code.

Section 7.15          Subsidiaries. Each of the provisions of this Article VII shall apply, mutatis mutandis, to each Subsidiary. With respect to the DC REIT, the members agree that the DC REIT shall be governed by a board of directors (satisfying the requirement in Section 856(a)(1) of the Code), and that each of the Operating Member and the Investor Member shall be entitled to appoint one-half of the members of the board of directors of the DC REIT (or similar governing body), or their replacements. An Operating Member designee or an Investor Member designee so appointed shall hold office until such person’s successor is duly appointed or until such person’s earlier death, resignation, or removal. A designee appointed by the Operating Member may be removed by the Operating Member at any time upon delivery of a written instruction to the DC REIT board (or similar governing body). A designee appointed by the Investor Member may be removed at any time by the Investor Member upon delivery of a written instruction to the DC REIT board (or similar governing body) by the Investor Member. Each member of the board of directors shall act in accordance with, and in no way contravene, this Agreement, including this Article VII.

ARTICLE VIII
Exculpation and Indemnification

Section 8.01          Exculpation of Covered Persons. Except as otherwise provided in Section 8.02(d), to the fullest extent permitted by Applicable Law, none of the Manager, the Members, nor any employee or agent of the Company or Manager nor any partner, member, officer, employee, representative, manager, agent or Affiliate of the Manager or Members (collectively, the “Covered Persons”) shall be liable to any Member, the Company or any other Person who is a party to or otherwise bound by the terms of this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement carried out with the skill and judgement expected of a similar professional carrying out a similar role, unless due to the gross negligence, fraud or willful misconduct of such Covered Person.

Section 8.02          Indemnification.

(a)            To the fullest extent permitted by Applicable Law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement carried out with the skill and judgement expected of a similar professional carrying out a similar role, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of an action or omission of such Covered Person described in Section 8.02(d); provided, however, that any indemnity under this Section 8.02(a) by the Company shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof.

(b)            To the fullest extent permitted by Applicable Law, expenses (including reasonable attorneys’ fees) reasonably incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time and upon the consent of all of the Members, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this ARTICLE VIII.

(c)            A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(d)            Each Member (in such capacity, the “Indemnifying Party”) shall indemnify the Company, the other Members, and their respective directors, managers, officers, stockholders, partners, members, employees, agents, Representatives and Affiliates (in such capacity, the “Indemnified Parties”), and hold the Indemnified Parties harmless from, against and in respect of any damage, loss or expense (including any reasonable attorneys’ and accountant fees, legal costs or expenses) reasonably incurred as a result of (i) the Indemnifying Party’s (or an Affiliate’s) acts or omissions constituting gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, or a knowing violation of any Applicable Law or loan document to which the Company and/or any of its Subsidiaries is subject, or (ii) any breach of any material provision of this Agreement by the Indemnifying Party or any of its Affiliates which breach remains uncured for thirty (30) days after written notice of such breach was received by such Indemnifying Party or its Affiliate. Notwithstanding anything herein to the contrary, unless unanimously approved by the Operating Member and Investor Member, no Member or former Member shall be indemnified under this Section 8.02 (x) with respect to proceedings, claims or actions (1) initiated or brought voluntarily by or on behalf of such Member and not by way of defense or (2) brought against such Member in response to a proceeding, claim or action initiated or brought voluntarily (including any counterclaim) by or on behalf of such Member against the Company or any of its Subsidiaries, or (y) for any amounts paid in settlement of an action effected without the prior written consent of the Company to such settlement, and (iii) for the avoidance of doubt, no Member or former Member shall be indemnified with respect to any present or former breaches of any representations, warranties or covenants by any such Member contained herein or in any other contract or agreement with the Company or any of its Subsidiaries.

(e)            To the extent available on commercially reasonable terms, the Company may purchase, as a Company Expense, insurance on behalf of itself, the Manager, any Covered Person or any other Person who is or was an employee or agent of the Company or Affiliate of the Company or arising out of its, his or her status as such, whether or not the Company would have the power to indemnify it, him or her against such liability under the provisions of the Delaware Act (as presently in effect or hereafter amended) or this Agreement, to cover damage, loss or expense covered by the foregoing indemnification provisions and to otherwise cover damage, loss or expense for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for damage, loss or expense hereunder.

(f)            All judgments against the Company, the Manager or any of the Covered Persons, in respect of which such Covered Person is entitled to indemnification pursuant to Section 8.02, shall first be satisfied from insurance purchased by the Company for such purpose (to the extent available), then by the assets of the Company, before such Covered Person is responsible therefor. If any Covered Person recovers any amounts in respect of any indemnifiable damages, losses or expenses under Section 8.02 from insurance coverage or any third party source, then such Indemnitee shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to it by the Company in respect of such indemnifiable damages, losses or expenses. Any insurance separately maintained by the Manager or its Affiliates or any insurance maintained individually by a Covered Person shall not be deemed to be a third party for purposes of this section.

Section 8.03          Limitation of Liability.

(a)            To the fullest extent permitted by law, neither the Manager, solely its capacity as a Manager, nor Member shall have any duties or liabilities, including fiduciary duties, to the Company, any of its Subsidiaries, any Member or any other Person bound by this Agreement, except as otherwise set forth in this Agreement, and all such duties or liabilities are hereby disclaimed and eliminated; provided, however, that this Agreement shall not relieve any Manager or Member from any liability resulting from such Manager’s or Member’s intentional misconduct, violations of Applicable Law, or fraud. The provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of a Manager or Member otherwise existing at law or in equity are agreed by the Members to replace any such other duties and liabilities of a Manager or Member, as applicable. Whenever in this Agreement or any other agreement contemplated hereby or otherwise a Manager or Member is permitted to or required to make a decision in its “good faith,” then for purposes of this Agreement, such Manager or Member shall act under such express standard and shall not be subject to any other standard imposed by this Agreement or by Applicable Law.

(b)            Whenever in this Agreement or any other agreement contemplated herein, any Member or Manager is permitted or required to take any action or to make a decision in his, her or its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, such Member or Manager shall be entitled to consider such interests and factors as it desires (including its interests as a Member or the interests of the Member that designated such Manager); provided that each Member and Manager shall act in accordance with the implied covenant of good faith and fair dealing.

(c)            To the maximum extent permitted by Applicable Law, each Member hereby waives any claim or cause of action against any other Member (solely in its capacity as such and not in such Person’s capacity as an Officer or employee of the Company or any its Subsidiaries or Affiliates), any Manager (solely in its capacity as such and not in such Person’s capacity as an Officer or employee of the Company or any its Subsidiaries) or any of their respective Affiliates, employees, agents and representatives for any breach of any fiduciary duty to the Company and its Members by such Person, including as may result from a conflict of interest between the Company and such Person. Each Member acknowledges and agrees that in the event of any such conflict of interest, each such Person may, in the absence of bad faith, act in the best interest of such Person or its Affiliates, employees, employer, agents or Representatives. No such Person shall be obligated to recommend or take any action hereunder that prefers the interest of the Company or the other Members over the interests of such Person or its Affiliates, employees, employer, agents or Representatives and the Company and the Members hereby waive the fiduciary duty, if any, to the Company, and the Members, including in the event of any such conflict of interest.

Section 8.04          Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX
Transfer

Section 9.01          Restrictions on Transfer.

(a)            Except as otherwise provided in this ARTICLE IX, no Member shall Transfer all or any portion of its Membership Interest in the Company without the written consent of the other Member (which consent may be granted or withheld in the sole discretion of the other Member). No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof. Notwithstanding any other provision of this Agreement (including Section 9.02), no Transfer of a Membership Interest shall be permitted in violation of Section 9.01.

(b)            Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i)             except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)            if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)           if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv)           if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)            if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi)           if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)            Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d)            For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02          Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by the Investor Member of all or any portion of its Membership Interest to a wholly owned Subsidiary of Investor Member.

Section 9.03          Forced Sale Rights.

(a)            Notwithstanding anything to the contrary contained herein, at any time after August 1, 2028, the Investor Member shall have the unilateral right, on behalf of the Company or any Subsidiary, to cause (i) a sale of all or substantially all of the Company Assets and/or any Subsidiary of the Company or (ii) a sale or other transfer of all of the Membership Interests in the Company (any of (i) and/or (ii), a “Sale”), and in each case, to the extent no Event of Default has occurred with respect to the Operating Member, the Operating Member shall have the purchase rights set forth in this Section 9.03. To cause a Sale, the Investor Member shall give written notice (a “Forced Sale Notice”) to the Operating Member. The Forced Sale Notice shall describe any conditions to which the sale of the Forced Sale Assets would be subject; provided, however, that the only conditions that may be required shall be customary closing conditions for a sale of one or more entities (or interests therein, as applicable) whose only asset is real property, including receipt of customary representations regarding the Company Assets, the Membership Interests and the interests in the Subsidiaries and the tax status of DC REIT, and authority and due authorization, but may not include availability of financing as a condition and may not impose any personal liability on any Member or any Affiliate of any Member (provided a closing escrow or holdback may be required for a period and in an amount mutually agreeable to the Members) (the foregoing collectively, the “Permitted Closing Conditions”).

(b)            In lieu of a Sale, the Operating Member shall have the right, but not the obligation, to offer to purchase the full Membership Interest of the Investor Member (“Member Interest Sale”) subject to the Permitted Closing Conditions. Promptly following the delivery of a Forced Sale Notice, the Operating Member and Investor Member shall determine the Company FMV in accordance with Section 9.06, which shall be used to determine the purchase price of the Investor Member’s Membership Interest (the “Forced Sale Purchase Price”).

(c)            If the Operating Member and Investor Member agree on the Company FMV, the Investor Member and the Operating Member shall proceed toward the closing of the sale of Member Interest Sale which closing shall take place seventy-five (75) days after the Company FMV is determined pursuant to Section 9.06 or such later date if the Operating Member and the Investor Member continue to negotiate in good faith (the “Closing Deadline”). If, after negotiating in good faith, including negotiation of the terms and conditions in any definitive agreement with respect to such Member Interest Sale, the Member Interest Sale does not occur by the Closing Deadline (through no fault of the Investor Member), the Investor Member may deliver a ROFO Notice under Section 9.03(d) below.

(d)            If a Member Interest Sale does not occur by the Closing Deadline in accordance with Section 9.03(c), or either the Operating Member or the Investor Member disagrees with the Company FMV determined pursuant to Section 9.06, the Operating Member shall not be obligated to proceed with the closing of the Member Interest Sale in accordance with Section 9.03(a); provided, however, if Investor Member wants to continue to proceed with a Sale, Investor Member shall first give written notice (a “ROFO Notice”) to the Operating Member. The Operating Member shall then have the right, but not the obligation, to purchase the full Membership Interest of the Investor Member by providing written notice to the Investor Member within twenty (20) days after receipt of the ROFO Notice (the “ROFO Notice Period”). The ROFO Notice shall specify (i) a valuation stating the aggregate dollar amount that Investor Member has estimated that a third party would pay for all of the Company Assets (assuming the Company Assets were free and clear of liabilities secured by the Company Assets) (the “ROFO Valuation”), and (ii) the purchase price of the Investor Member’s Membership Interest, which shall be determined based upon the ROFO Valuation (the “ROFO Purchase Price”). The Operating Member may reject the ROFO Notice at the Operating Member’s sole discretion by providing the Investor Member with written notice of the same within the ROFO Notice Period (a “ROFO Rejection”). The Operating Member’s failure to accept the ROFO Notice prior to the expiration of the ROFO Notice Period shall be deemed to be an automatic ROFO Rejection delivered by the Operating Member as of the date of the expiration of the ROFO Notice Period.

(e)            In the event of a ROFO Rejection, the Investor Member shall have the right to complete a Sale with a bona fide third-party purchaser during a one-year period following the date of such ROFO Rejection (the “ROFO Market Period”); provided, that the gross purchase price paid by the third-party purchaser shall be at least ninety nine percent (99%) of the ROFO Valuation. In the event that the Sale pursuant to this Section 9.03(e) is not consummated prior to the expiration of the ROFO Market Period, the Investor Member must again comply with all of the requirements of this Section 9.03 and the Operating Member shall have all of the rights set forth in this Section 9.03.

(f)            In the event the Operating Member accepts the ROFO Notice, then the Operating Member shall provide the Investor Member with a non-refundable deposit of ten percent (10%) of the ROFO Purchase Price within fifteen (15) days after such acceptance (the “ROFO Deposit Period”), and the Investor Member and the Operating Member shall proceed toward the closing of the Member Interest Sale, which, after negotiating in good faith, including negotiation of the terms and conditions in any definitive agreement with respect to such Member Interest Sale, shall occur not later than seventy five (75) days following the expiration of the ROFO Deposit Period or such later date if the Operating Member and the Investor Member continue to negotiate in good faith (the “ROFO Closing Deadline”). At the closing, the Operating Member shall pay to the Investor Member the ROFO Purchase Price (less the amount of the non-refundable deposit) and the Investor Member shall Transfer to the Operating Member the Investor Member’s full Membership Interest pursuant to an instrument in which the Investor Member shall not make any representations to the Operating Member other than fundamental representations as to its ownership of its Membership Interest and its authority to consummate the sale of its Membership Interest free and clear of liens and encumbrances. The non-refundable deposit shall be paid to the Investor Member as liquidated damages in accordance with Section 9.03(g).

(g)            If the Operating Member accepts the ROFO Offer and (i) fails to provide a deposit prior to the expiration of the ROFO Deposit Period or (i) if, after negotiating in good faith, including negotiation of the terms and conditions in any definitive agreement with respect to such Member Interest Sale, the closing of the Member Interest Sale fails to occur prior to the ROFO Closing Deadline or such later date if the Operating Member and the Investor Member continue to negotiate in good faith (through no fault of the Investor Member), the Operating Member shall forfeit any rights in connection with a future Sale under this Section 9.03, and the Investor Member shall thereafter be free, at any time and from time to time, to cause a Sale exclusively on behalf of the Company in an arms-length transaction with a third-party at such price as the Investor Member determines to be satisfactory without compliance with the provisions of this Section 9.03. In addition, in the instance of 9.03(g)(i), the non-refundable deposit made pursuant to Section 9.03(f) shall be released to the Investor Member as liquidated damages as Investor Member’s sole and exclusive remedy.

(h)            Notwithstanding anything to the contrary contained in this Section 9.03, no Sale or Member Interest Sale shall be permitted if it would be prohibited under the terms of any material loan, franchise or other agreement with respect to the Company Assets, which agreement was delivered to, and approved by, Investor Member.

(i)             The Operating Member and the Investor Member shall cooperate and act in good faith in connection with any Sale and/or Member Interest Sale that is to be effectuated in accordance with the provisions of this Section 9.03 and shall reasonably assist each other in connection therewith. Without limiting the generality of the foregoing, the Operating Member shall (i) promptly furnish the Investor Member with and/or provide all books, records and other information in the Operating Member’s (or any of its Affiliates’) possession or control with respect to the subject matter of such Sale and/or Member Interest Sale that are reasonably required (including leases, financial statements, operating statements, budgets, and then-existing third-party reports, each in electronic form), and (ii) execute and deliver such documents and instruments as may be reasonably required in connection with the Sale and/or Member Interest Sale.

For the avoidance of doubt, from and after the occurrence of an Event of Default with respect to the Operating Member, the Investor Member may cause a Sale without complying with the provisions of this Section 9.03.

Section 9.04          Deadlock.

(a)            If the Members are unable to agree on any of the matters described in Section 7.02 and such disagreement continues for thirty (30) days, or such longer period as the Members may mutually agree, despite good faith deliberations by the Members, then (i) the Operating Member shall be entitled to exercise the call rights, and (ii) the Investor Member shall be entitled to exercise the put rights, in each case, set forth in this Section 9.04.

(b)            If a Member wishes to exercise the put-call right provided in this Section 9.04, such Member (the “Initiating Member”) shall deliver to the other Member written notice of such election, which notice shall include a description of the circumstances that triggered the put-call right. The purchase price (which shall be payable exclusively in cash (unless otherwise agreed)) at which the Initiating Member shall (A) in the case of the Operating Member, purchase all of the Membership Interests owned by the Investor Member or (B) the case of the Investor Member, sell all of its Membership Interests to the Operating Member, shall be an amount equal to (i) the Company FMV, as determined pursuant to Section 9.06, multiplied by (ii) the Investor Member’s Membership Interest.

(c)            The closing of any purchase and sale of Membership Interests pursuant to this Section 9.04 shall take place sixty (60) days after the Company FMV is determined pursuant to Section 9.06 or some other date mutually agreed upon by the parties. The purchase price for the Investor Member’s Membership Interest shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by the Investor Member. At the closing, the Investor Member shall deliver to the Operating Member good and marketable title to its Membership Interests, free and clear of all liens and encumbrances. Each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Investor Member’s Membership Interest by the Operating Member.

Section 9.05          Election to Purchase.

(a)            At any time after an Event of Default (including a Bad Action) occurs with respect to the Investor Member, the Operating Member may deliver to the Investor Member a notice stating that it will exercise its right to purchase the Membership Interest of the Investor Member, in which case the Operating Member will have the right to purchase, and the Investor Member shall be required to sell, the Membership Interest of the Investor Member for an amount equal to the Company FMV, as determined pursuant to Section 9.06, multiplied by the Membership Interest of the Investor Member.

(b)            If the Operating Member elects not to exercise its right to purchase the Investor Member’s Membership Interest pursuant to Section 9.05(a), the Company may be dissolved and liquidated (i) if in the instance of a Bad Action with respect to the Investor Member, in the sole discretion of the Operating Member pursuant to Section 11.01(b), or (ii) if in the instance of an Event of Default that is not a Bad Action with respect to the Investor Member, upon the mutual consent of the Operating Member and Investor Member pursuant to Section 11.01(a), and the Operating Member, as the Manager, will continue to manage the operations of the Company during such period pursuant to the authority granted to it under this Agreement.

(c)            At any time after an Event of Default occurs (which is a Bad Action) with respect to the Operating Member, the Investor Member may deliver to the Operating Member a notice stating that it will exercise its right to purchase the Membership Interest of the Operating Member, in which case the Investor Member (or its designee) will have the right to purchase, and the Operating Member shall be required to sell, the Membership Interest of the Operating Member for an amount equal to the Company FMV, as determined pursuant to Section 9.06, multiplied by the Membership Interest of the Operating Member. Notwithstanding anything to the contrary contained herein, the Investor Member shall have the unilateral right to assign its right to purchase the Membership Interest of the Operating Member pursuant to this Section 9.05(c) to a third party.

(d)            If the Investor Member elects not to exercise its right to purchase the Membership Interest of the Operating Member pursuant to Section 9.05(c), the Company may be dissolved and liquidated in the sole discretion of the Investor Member pursuant to Section 11.01(c), and all management decisions that would be made by the Manager during such period shall be made jointly by the Operating Member and the Investor Member.

(e)            At any time after an Event of Default occurs (which is not a Bad Action) with respect to the Operating Member, the Company may be dissolved and liquidated in the sole discretion of the Investor Member pursuant to Section 11.01(c), and all management decisions that would be made by the Manager during such period shall be made jointly by the Operating Member and the Investor Member.

(f)            If the Operating Member elects to consummate the purchase pursuant to Section 9.05(a), or the Investor Member elects to consummate the purchase pursuant to Section 9.05(c), the purchase price for the other Member’s Membership Interest (the “Specified Interest”) will be paid to the electing Member (or its assignee, in the case of the Investor Member) on the closing of the purchase. Simultaneously with the receipt of the purchase price, the non-electing Member shall execute and deliver all documents that may be necessary, in the opinion of counsel for the electing Member, to Transfer the Specified Interest to the electing Member (or its assignee, in the case of the Investor Member). Closing costs and all other charges (except for payment of transfer and gains taxes, which shall be payable by the non-electing Member) involved in closing the sale will be divided pro rata (in accordance with their relative Membership Interests) between the Operating Member on the one hand, and the Investor Member (or its assignee) on the other hand.

(g)            In any sale of the Specified Interest pursuant to this Section 9.05:

(i)             The non-electing Member shall convey the Specified Interest free and clear of all liens upon payment of the purchase price.

(ii)            The Transfer of the Specified Interest will be evidenced by written instruments and documents in a form reasonably requested by the purchaser of that Specified Interest.

Section 9.06          Company FMV. Company FMV shall be determined by the following process:

(a)            For a period of thirty (30) days after delivery of a notice pursuant to Section 9.03, Section 9.04(b), Section 9.05(a), or Section 9.05(c), or any extension thereof mutually agreed to by the Investor Member and the Operating Member, the Members shall negotiate in good faith to mutually determine the Company FMV.

(b)            If, following the 30-day negotiation period (or such longer period as the Members may mutually agree), the Members are unable to agree on the Company FMV, each of the Members will select an independent nationally recognized investment banking, accounting or valuation firm with experience in the valuation of businesses similar to the Business (each, a “Valuation Firm”) for purposes of determining the Company FMV. The Valuation Firms shall be selected and engaged no later than fifteen (15) days after the 30-day negotiation period (or such longer period as the Members may mutually agree). The two (2) Valuation Firms shall jointly determine, in good faith, the Company FMV (acting in accordance with the definition thereof) and deliver their calculation of the Company FMV to each of the Investor Member and the Operating Member not later than thirty (30) days after the date that the last Valuation Firm was engaged (“Valuation Deadline”). To enable the Valuation Firm to conduct the valuation, the Members shall furnish to the Valuation Firm such information as it may reasonably request regarding the Business and the Company’s assets, properties, financial condition, earnings and prospects. All fees and expenses of the Valuation Firm shall be shared equally by the Members. If the Valuation Firms are not able to reasonably agree on the Company FMV within the Valuation Deadline, the two Valuation Firms will mutually select a third Valuation Firm within fifteen (15) days of the Valuation Deadline, and the third Valuation Firm will have thirty (30) days after its engagement to determine which of the two Company FMV calculations will be the Company FMV; provided, that if the Operating Member’s and Investor Member’s valuations are within ten (10%) of each other, in lieu of using such “baseball arbitration,” the Company FMV shall be the median of the Operating Member’s and Investor Member’s respective calculations of the Company FMV.

ARTICLE X
Accounting; Tax Matters

Section 10.01        Financial Statements. The Company shall furnish to each Member the following reports:

(a)            Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Manager, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b)            Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

Section 10.02        Inspection Rights. Upon reasonable written notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (a) the Company’s properties; (b) the corporate, financial and similar records, reports and documents of the Company, including all books and records, minutes of proceedings, internal management documents, bank account information, reports of operations, reports of adverse developments, copies of any management letters and communications with Members (including the Manager), and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (c) any Officers, senior employees and accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (x) the requesting Member shall bear its own expenses and all expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 10.02 and (y) if the Company provides or makes available any report or written analysis for any Member pursuant to this Section 10.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 10.03        Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04        Partnership Representative.

(a)            Appointment; Resignation. The Members hereby appoint the Manager as the “partnership representative” as provided in Code Section 6223(a) (the “Partnership Representative”). The Members hereby appoint Jim Condon as the sole person authorized to act on behalf of the Partnership Representative in US federal tax audits and proceedings (the “Designated Individual”). The Designated Individual may resign at any time. The Designated Individual may be removed at any time by the Partnership Representative. The Partnership Representative and the Designated Individual shall resign if the Partnership Representative is no longer a Member. In the event of the resignation of the Partnership Representative, the Investor Member shall select a replacement. In the event of the resignation or removal of the Designated Individual, the Partnership Representative shall select a replacement.

(b)            Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by taxing authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall promptly notify the Investor Member in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment. Without the consent of the Investor Member, the Partnership Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any federal, state, local or foreign taxing authority.

(c)            US Federal Tax Proceedings. To the extent permitted by Applicable Law and regulations, the Partnership Representative shall cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”) pursuant to Code Section 6221(b). For any year in which Applicable Law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Partnership Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member (including former Members) during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d)            Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.04.

(e)            Section 754. The Partnership Representative will make an election under Code Section 754, if requested in writing by another Member.

(f)             Indemnification. The Company shall defend, indemnify, and hold harmless the Partnership Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Partnership Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

Section 10.05        Tax Returns. At the expense of the Company, the Manager (or any Officer that it may designate pursuant to Section 7.04) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company own property or do business. The Manager shall provide the Investor Member, for its review and comment, copies of all tax returns prior to the filing thereof. As soon as reasonably possible after the end of each Fiscal Year, the Manager or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 10.06        Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Manager, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Manager. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Manager may designate.

ARTICLE XI
Dissolution and Liquidation

Section 11.01        Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)            the determination of the Members to dissolve the Company;

(b)            at the election of the Operating Member pursuant to Section 9.05(b);

(c)            at the election of the Investor Member pursuant to Section 9.05(d) and Section 9.05(e);

(d)            any event that terminates the continued membership of any Member in the Company, but only if all of the remaining Members agree in writing to dissolve the Company;

(e)            the entry of a decree of judicial dissolution under the Delaware Act;

(f)             the occurrence of any other event of dissolution under the provisions of this Agreement or, subject to the provisions of this Agreement to the contrary, the Delaware Act; and

(g)            if all or substantially all of the Company Assets are sold or otherwise disposed of and the proceeds thereof distributed.

Section 11.02        Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Certificate of Formation shall have been cancelled as provided in Section 11.04.

Section 11.03        Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)            Liquidator. The Manager shall act as liquidator to wind up the Company (the “Liquidator”), unless the Company is being dissolved in connection with the Bankruptcy or breach by the Manager, in which case the Liquidator shall be the Investor Member. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)            Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)            Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)             first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)            second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

(iii)           third, to the Members in accordance with Section 6.01.

(d)            Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 11.04        Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 11.05        Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any loss, damage or claim that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.02.

Section 11.06        Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XII
Miscellaneous

Section 12.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred through the Effective Date, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02        Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.03        Confidentiality.

(a)            Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, acquisition pipeline, investment committee memoranda, financial models, property information memoranda, including from sellers of assets, customer lists or, to the extent the Operating Member provides notice to Investor Member, other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company), including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)            If a Member or any of its Representatives are required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or otherwise by operation of law) to disclose any Confidential Information, the Member required to disclose such Confidential Information will provide the other Member with prompt written notice of such requirement, which notice will, if practicable, be at least 48 hours prior to making such disclosure, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, the Member required to disclose Confidential Information or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then the Member required to disclose Confidential Information may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed; provided that the Member required to disclose Confidential Information use their reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure will not constitute a breach of this Agreement. Notwithstanding the foregoing, a Member may disclose, without complying with the provisions of this Section 12.03(b) any Confidential Information (i) required to be disclosed in connection with a routine audit or examination, by a regulatory governmental entity or self-regulatory organization having jurisdiction over such Member, or (ii) required to be disclosed by any law or regulation that would not allow for compliance with the provisions of this Section 12.03(b); provided, however, in each case that the Member required to disclose Confidential Information agrees that it shall only disclose that portion of the Confidential Information which is subject to such requirement.

(c)            The Members will use all reasonable efforts to cause their Representatives to treat all Confidential Information as confidential, preserve the confidentiality of such Confidential Information and not disclose any Confidential Information. Each Member will be responsible for any breach of this Agreement by any of their Representatives or Affiliates. If Confidential Information is disclosed, the Member responsible for such disclosure will immediately notify the Manager in writing and take all reasonable steps required to prevent further disclosure.

(d)            Nothing contained in Section 12.03(a) shall prevent any Member from disclosing Confidential Information: (i) to the extent necessary in connection with the exercise of any remedy hereunder; (ii) to the other Member; (iii) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 12.03 as if a Member; (iv) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 12.03 as if a Member or (v) with respect to the Operating Member REIT, as required by federal or state securities laws and regulations or the Financial Industry Regulatory Authority, Inc.

(e)            Notwithstanding anything herein to the contrary, no Member may disclose Confidential Information (which shall not include any information publicly disclosed by Operating Member REIT) without the prior written consent of the other Member; provided, that (i) certain officers, directors, and employees of a Member’s respective Affiliates, or investment entities advised by the Member’s external advisor or their respective Affiliates, who serve on the board of directors (or similar governing body) of one or more of such Affiliates may also serve as its respective Member’s representative in another position or role (a “Dual Representative”) and (ii) no such Affiliate will be deemed to have received such Confidential Information solely as a result of such dual role of any such Dual Representative, provided that such Dual Representative shall not have disclosed any Confidential Information to such Affiliate or used any Confidential Information for the benefit of such Affiliate.

(f)            The restrictions of Section 12.03(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(g)            The obligations of each Member under this Section 12.03 shall survive for so long as such Member remains a Member, and for two (2) years following the earlier of (i) termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member’s Transfer of its Membership Interests.

Section 12.04        Standstill. Investor Member agrees that during the term of this Agreement and for a period of one (1) year thereafter, Investor Member shall not, and shall cause its and its Affiliates’ directors, officers and employees that receive Confidential Information to not (and they will not assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), act in concert or participate with or encourage other persons to), directly or indirectly: (A) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act) or constructive economic ownership of any equity securities of the Operating Member REIT or Operating Partnership (“Equity Securities”), including through any security, contract right or derivative position the value of which to the “owner” changes in reference to a change in the value of any Equity Securities (or other securities derived from the value of any such Equity Securities), without regard to any hedge that may have been entered into with respect to such position, or material assets of the Operating Partnership or Operating Member REIT, including rights or options to acquire such ownership, (B) seek or propose to influence, advise, change or control the management, governing instruments or policies or affairs of the Operating Partnership or Operating Member REIT, including by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), contacting any person relating to any of the matters relating to this Agreement or seeking to influence, advise or direct the vote of any holder of Equity Securities or (C) make any public disclosure, or take any action that could reasonably be expected to require the Operating Member REIT to make any public disclosure, with respect to any of the matters set forth in this Agreement; provided, that Investor Member shall not be precluded from communicating solely and exclusively with the management or governing body of Operating Member REIT or Operating Partnership with respect to (i) a transaction involving the Company, Operating Member REIT, Operating Partnership or Operating Member or (ii) seeking a waiver of any of the provisions of Section 12.04.

Section 12.05        Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member or the Manager at its address (including via electronic mail) shown either in the Company’s books and records or on Schedule A hereto. Each such notice shall be effective (a) if given by electronic mail, upon transmission, provided that if such transmission is sent after 5:00 pm New York time on a Business Day, or on a day that is not a Business Day, then such notice shall be deemed given on the following Business Day, (b) if given by mail, on the fourth (4th) day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid, (c) if given by overnight courier service or by hand delivery, when received or if delivery is refused, and (d) if given by any other means, when delivered to and receipted for at the address of such Member or Manager specified as aforesaid.

Section 12.06        Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 12.07        Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.08        Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 12.09        Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 12.10        No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.11        Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A that are necessary to reflect any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Manager without the consent of or execution by the Members.

Section 12.12        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 12.12 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 12.15 hereof.

Section 12.13        Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.14        Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the federal or state courts located in New York, Borough of Manhattan, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Schedule A hereto shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 12.15        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.16        Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.17        Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 12.18        Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 12.19        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pageS follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBERS:

SWIF II VENTURES I, LLC, a Delaware limited liability company

By: SWIF II Operating Partnership, LP, a Delaware limited partnership, its sole member

By: Strategic Wireless Infrastructure Fund II, Inc., its general partner

By:	/s/ James Condon
Name : James Condon
Title: President

STRATCAP DIGITAL INFRASTRUCTURE ADVISORS II, LLC, a Delaware limited liability company

By:	/s/ James Condon
Name: James Condon
Title: President

[Signatures Continue on Following Page]

[Signature Page to LLC Agreement of StratCap Wireless Datacom Ventures, LLC]

DATACOM, LP
By: I.B.I. Financial Infrastructure Ltd, its general partner

By:	/s/ Ziv Sapir
Name: Ziv Sapir
Title: Chief Executive Officer

[Signature Page to LLC Agreement of StratCap Wireless Datacom Ventures, LLC]

Schedule A

MEMBERS SCHEDULE

Member Name and Address	Capital Contribution	Percentage Interest
SWIF II Ventures I, LLC 100 Field Point Road Greenwich, CT 06830 Email: jcondon@stratcap.com Attention: Jim Condon With a copy, which shall not constitute notice, to: Troutman Pepper Hamilton Sanders LLP 600 Peachtree St NE, Suite 3000 Atlanta, GA 30308 Email: heath.linsky@troutman.com Attention: Heath D. Linsky		51%
StratCap Digital Infrastructure Advisors II, LLC 100 Field Point Road Greenwich, CT 06830 Email: jcondon@stratcap.com Attention: Jim Condon With a copy, which shall not constitute notice, to: Troutman Pepper Hamilton Sanders LLP 600 Peachtree St NE, Suite 3000 Atlanta, GA 30308 Email: heath.linsky@troutman.com Attention: Heath D. Linsky	$100.00	**

A-1

DataCom, LP Shalom Tower, 21st Floor 9 Ahad Ha’am Street, 65251 Tel Aviv, Israel Email: Ziv_S@IBI.co.il Attention: Ziv Sapir With a copy, which shall not constitute notice, to: Bryan Cave Leighton Paisner LLP 1155 F Street NW Washington, DC 20004-1357 Email: jonathan.nesher@bclplaw.com Attention: Jonathan S. Nesher	49%
Total:	100%

** cARRIED INTEREST ONLy

A-2

SCHEDULE B

ALLOCATION POLICY

B-1